Exhibit 99.1
Operator
  Ladies and gentlemen, thank you for standby and welcome to the EDMC conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded today, Monday, March 6, 2006. I would now like to turn our conference over to Mr. Jim Sober, Vice President of Finance.

  Jim Sober - Education Management Corp. — VP, Finance
  Welcome, everyone, to EDMC’s conference call to really review the agreement that we made this morning. We announced with — to be acquired by Providence Equity Partners and Goldman Sachs Capital Partners. With me in the room is Bob Knutson our Chairman; Jock McKernan, our CEO; Bill Brooks, President and Chief Operating Officer; and Rob McDowell, Executive Vice President and Chief Financial Officer.

As usual, following our prepared remarks by Jock we’ll begin a Q&A session and during that session would like you to limit yourselves to one question and no more than one follow-up. Before turning it over to Jock, I’d like to also remind everyone that the Safe Harbor language included in today’s press release does pertain to today’s discussions. Jock?

  Jock McKernan - Education Management Corp. — CEO
  Thank you, Jim. Good morning and thank you for joining us. I understand we have a number of you on the call. This morning we announced that the Board of Directors has entered into an agreement with two major private equity investors, Goldman Sachs Capital Partners and Providence Equity Partners to take the Company private in a $3.4 billion transaction. Subject to various regulatory approvals and approval of shareholders, EDMC’s shareholders would receive $43 per share in cash for each EDMC share owned. That would represent a premium of approximately 16% over the closing price last Friday, March 3rd, and a premium of about 26% over the average closing price during the previous 30 trading days.
EDMC has enjoyed considerable success as we became publicly owned in 1996. $1 invested then would be worth nearly $10 today. However, the market environment is now quite different than it was ten years ago. We see significant opportunities for long-term growth, but many of these initiatives will take a number of years to bear fruit. This is not a model that is always favored by public investors.
Taking the Company private will provide us with patient capital and a long-term strategic horizon. Private ownership will allow us to further respond to the changing needs of students which I’ve discussed on a number of calls in the past. It will allow us to accelerate our strategies to expand our traditional and online program offerings and also give us an opportunity to enter additional new geographic markets.
Reaching this determination our Board of Directors reviewed the range of strategic alternatives available to the Company and engaged in discussions with several parties. In the end the Board concluded that the terms offered by the Goldman/Providence group were superior to other offers and options available to the Company. While we will not comment on the other parties involved in the process, we are confident that the process was sufficiently thorough, resulting in a full and fair value for the Company and that this clearly is an attractive offer for the Company’s shareholders.
Our transaction is an all-cash merger for 100% of the Company’s common stock which, based on 78.4 million fully diluted shares outstanding, equals an offer value of approximately $3.4 billion or approximately $3.2 billion net of existing net cash as of December 31, 2005. The purchasers are funding the acquisition through a combination of approximately 40% equity and debt financing. Both Providence and Goldman Sachs will contribute equal amounts of equity. The debt financing is being provided by Merrill Lynch, Goldman Sachs, Credit Suisse and Banc of America. Capital structure provides flexibility to continue to grow the Company and to take advantage of the attractive opportunities available to EDMC as a private company.
The transaction is subject to the approval of our shareholders, the Department of Education and a number of accrediting agencies and state licensing boards that regulate our schools. Additionally, we will be required to obtain a number of other consents and approvals that are typical for a transaction of this type. Though there can be no assurances of how long it will take to obtain these consents and approvals, we currently expect the transaction to close within the next several months.
I want to take this opportunity to thank our public shareholders and the securities analysts for your support of EDMC. In turn, we believe that we have rewarded you with a meaningful return on your investment and I’d like to thank everyone for participating in the call today and we’d be happy to take your questions now. Operator?
QUESTION AND ANSWER

Operator
  (OPERATOR INSTRUCTIONS). Greg Cappelli, Credit Suisse.

  Greg Cappelli - Credit Suisse — Analyst
  First of all, congratulations to you, Bob Knutson and everyone at the Company.

  Jock McKernan - Education Management Corp. — CEO
  Thank you very much.

  Greg Cappelli - Credit Suisse — Analyst
  Just one quick question. On the leverage you’re putting on the Company, can you just comment if you’ve already received some kind of pre approval from the Department of Ed to put this kind of leverage on the Company? I know they have obviously some standards there or is that something you need to wait for as part of the approval process that you mentioned until this summer?

  Jock McKernan - Education Management Corp. — CEO
  We feel very comfortable with the capital structure. We have had some initial conversations with the Department and we have had positive feedback and look forward to the formal review process, as you know, which is the pre application review process that will take approximately 45 days. But as I said in my prepared remarks, we feel that the capital structure with the debt that’s involved is going to allow us the capital that we’re going to need to continue to invest to be able to grow and to take advantage of the opportunities. So we believe that ultimately this will be approved because it’s going to be in the best interest of our students and it’s going to give us the chance to continue to have to be a good value proposition for all who attend EDMC schools.

  Greg Cappelli - Credit Suisse — Analyst
  Thanks, Jock. It’s been a pleasure covering you guys.

  Jock McKernan - Education Management Corp. — CEO
  Thanks for everything, Greg.

Operator
  Mark Marostica, Piper Jaffray.

  Ajay Kasegrad - Piper Jaffray — Analyst
  This is [Ajay Kasegrad] for Mark Marostica. Jock, you had mentioned some new growth initiatives that might take longer to develop than maybe be public markets could digest. Could you give us a little bit more detail about that?

  Jock McKernan - Education Management Corp. — CEO
  We’ve had some initial conversations with our senior management obviously about this transaction, and I’ve tried to make the point that all of you who cover our company and our employees know what we believe the future can be for EDMC. It’s the multiple channels of growth that we always talk about which is new academic programs, new locations, more flexible delivery models, more emphasis in online programs and an international presence. That’s what we see as the opportunity being a private company. Continue to what we’ve been doing, but to be able to take advantage of the windows that are currently open sooner than we might otherwise be able to do in trying to balance the short-term and long-term benefits of our investments as a public company.

Operator
  Gary Bisbee, Lehman Brothers.

  Gary Bisbee - Lehman Brothers — Analyst
  I’d just echo the others, my congratulations and it’s bittersweet because guys have been a lot of fun to cover the last few years. One question for you — the premium for shareholders as nice, but given the recent rise in your share price, which I don’t think was due to rumors of anything like this, but much more due to what’s continued to be strong performance, it seems to me that the premium isn’t huge and I guess particularly if this closes this summer, investors in general will be looking toward calendar ‘07 estimates at that point and it looks to me like it’s a little less than 9.5 times the calendar ‘07 EBITDA. I guess just your sense as to what makes this the right valuation and is there in particular any of these growth strategies that you think would actually depress your profitability in the near-term.

  Jock McKernan - Education Management Corp. — CEO
  You asked a question that I could spend half an hour talking about, but I won’t. Gary, we’ve appreciated working with you; you’ve always done a very good job covering our industry. Let me just talk for a minute about the process because the Board reviewed a wide range of strategic alternatives and engaged in discussions with numerous parties. We think that we have the right partners to take us to the next level as part of this agreement that we’ve entered into.
So when people talk about the premium and the value, this has been market tested and we believe that it is a full and fair price. And all of the investments that I talked about are going to cost us on our P&L in the short-term. And what being a private company will allow us to do is to do more of what we would otherwise be doing and take more advantage of the windows that are currently open than we will have to do balancing both our short-term performance and our long-term performance as a public company.
And that we’re not going to be doing anything differently, we’re just going to be able to do more of it sooner and we think that’s going to make a huge difference in terms of our ability to serve more students and to put our Company in the position that we think it has the ability to be in.

  Gary Bisbee - Lehman Brothers — Analyst
  Okay, great. And just one follow-up to that. Given the leverage that you’ll have post the transaction, is that something that — it would seem to me that might limit your ability to dramatically increase investment, but I guess it sounds like you’re comfortable.

  Jock McKernan - Education Management Corp. — CEO
  The new owners have been very careful with the debt structure and making sure that there was sufficient capital to continue to grow. We don’t see this as being a requirement for a significant amount of additional CapEx investment, but rather an ability to absorb more losses as we invest more in online, as we start up additional schools, as we establish an international presence and we believe that we’re going to have that room on our P&L even with the debt that will be on the Company, mainly because there’s really more equity being put into this transaction than would traditionally be there in a leveraged buyout.

  Gary Bisbee - Lehman Brothers — Analyst
  Okay, great. Congratulations again.

Operator
  Jerry Herman, Stifel Nicolaus.

  Jerry Herman - Stifel Nicolaus — Analyst
  Good morning, everybody, and congratulations, guys. Bittersweet as well.

  Jock McKernan - Education Management Corp. — CEO
  I’m aware of that, Jerry.

  Jerry Herman - Stifel Nicolaus — Analyst
  Jock, I’m wondering if you can give some additional color on when the process started. And I know you want to name names, but did the investigation also include combinations with other public companies?

  Jock McKernan - Education Management Corp. — CEO
  No, I don’t want to name names.

  Jerry Herman - Stifel Nicolaus — Analyst
  I know you don’t.

  Jock McKernan - Education Management Corp. — CEO
  Good try. This was very thorough and we retained Merrill Lynch, the Board just acted so appropriately in this in doing what Boards should do which is periodically analyze strategic alternatives. And especially with all the changes that you’re well aware of that are taking place in this industry, we retained Merrill Lynch and we went through the whole array of everything from remaining a public company to stock buyback to leveraged recaps to acquiring or merging with another company to being acquired by another company.
And it just became clear to us that to take maximum advantage of the opportunity that the Company has before it right now, that this alternative was the right one. And once we settled on that, as I said, we talked to several parties both management as well as the Board and the finance committee of the Board just spent countless hours, days and months at this point making sure that our shareholders were going to appropriately benefit from anything that we did.

  Jerry Herman - Stifel Nicolaus — Analyst
  Can I ask a follow up?

  Jock McKernan - Education Management Corp. — CEO
  Sure, go ahead.

  Jerry Herman - Stifel Nicolaus — Analyst
  We have heard that the DOE has become a little bit more concerned and conservative in its posture towards private equity groups participating in the space and in some cases have put some constraints on growth initiatives and it sounds like you want to actually accelerate some of those again. Have you gotten some assurance that the DOE accepts this transaction and will allow that type of acceleration?

  Jock McKernan - Education Management Corp. — CEO
  As I said, we’ve had some initial discussions with the DOE. We received positive feedback to the extent that we’re looking forward to the formal review process. We’re looking forward to explaining to them that this is not like some of the transactions you’ve heard about where a private equity firm comes in and buys a group of schools from another owner.

This is a company that is publicly traded, that has thousands of investors and is now going to be a company that is going to have fewer investors but no one is going to have control. So that that is different in kind from the types of transactions is that you have talked about. It’s just going to be fewer investors for the Company, but the Company will remain the same, it will have the same CEO and we’ll have the same management objectives that the DOE has come to appreciate from EDMC.

  Jerry Herman - Stifel Nicolaus — Analyst
  Thanks. Congratulations again.

Operator
  Howard Block, Banc of America Securities.

  Howard Block - Banc of America Securities — Analyst
  Good morning, let me add my congratulations, bittersweet because there go all my expense paid trips home. I’m not asking for names, but are there a number of agencies and regulatory bodies that have been willing to offer at least some sort of preliminary blessing to this?

  Jock McKernan - Education Management Corp. — CEO
  No, we haven’t gone to that extent at this point; in fact, those are all the calls that we’ll be making today. We have had some initial conversations with the DOE, as I suggested, to make sure that they understood what we were contemplating and the fact that this will be the first time that a public company has gone private in the for profit higher education space. So we wanted them to have a chance to think about it ahead of time and we’ve had discussions with them and explained exactly why we think that this is perfectly consistent with the rules and regulations that they have in place for these types of transactions.

  Howard Block - Banc of America Securities — Analyst
  Okay. And then I think your shareholder base over the years has tended to be a little bit more patient and less myopic than those of some of your equity peers. So instead obviously of our sympathies with this comment about impatient capital and improper consideration of long-term strategy, it seems like you could have accelerated investments irrespective of some shareholder turnover which is obviously a strategy adopted by some of your savvy peers. Why wouldn’t you just do that and the downside I imagine would only be some short-term turnover in shareholders?

  Jock McKernan - Education Management Corp. — CEO
  First, we like our current shareholders. We have the best group of shareholders in the space. And I did not say either that they were impatient or that they had an improper perspective on the long-term. What I said is that we’re going to have an opportunity to take more advantage of the long-term opportunities by being able to have a little more flexibility in the short-term. That’s just a function of the difference between being public or private and we just think that this is the right thing for our shareholders given the price that is being offered. Frankly, that was the big challenge for the Board is that we wanted to make sure that the existing shareholders received full and fare value for their shares if we were going to entertain this particular transaction.

  Howard Block - Banc of America Securities — Analyst
  But what are you getting more of the other than more I guess you could say patience? Isn’t that what you’re getting more of?

  Jock McKernan - Education Management Corp. — CEO

  What we’ll be able to do is to accept more losses on our P&L in the short-term for investments whether it is online, whether it’s international, whether it’s additional startup locations, all of which will have a short-term impact on our earnings and we think that it’s just going to be a lot easier to make those investments with the ability to do it in a private setting.

  Howard Block - Banc of America Securities — Analyst
  Okay. Again, congratulations.

Operator
  Corey Greendale, First Analysis.

  Corey Greendale - First Analysis — Analyst
  Congratulations, Jock and Bob, it’s been great working with you. I think I’ve got two questions. First of all, I guess just following up on what Howard was asking. It sounds like you’re saying it’s more a function of absorbing near-term losses than it is that you want to invest more than you’re going to generate from cash flow from operations so that your new owners are going to putting more capital into it than you would have been able to just from your cash flow. Is that right?

  Jock McKernan - Education Management Corp. — CEO
  Not necessarily. It really just comes down to a question of the benefits of the investment to our long-term growth that is going to have some impact on our short-term earnings that we just think will be easier to make those investments and take advantage of the opportunities. As I said, especially in online and then some additional locations and the ability to enter the international market in a lot larger way, both with the ability to absorb the losses of an international division initially, but secondly to take advantage in terms of both Goldman and Providence’s worldwide connections in international markets that we would like to go in and they will be able to help us find the right partners to be successful in those markets.

  Corey Greendale - First Analysis — Analyst
  And a quick follow up. Just wondering if you can — if (indiscernible) comments on Providence and Goldman Sach’s exit strategy?

  Jock McKernan - Education Management Corp. — CEO
  I don’t have any comment on that.

  Corey Greendale - First Analysis — Analyst
  All right then. Congratulations.

Operator
  Kelly Flynn, UBS.

  Kelly Flynn - UBS — Analyst
  I was wondering if you could give us any insight on the interest rate terms of the debt being used to fund the transaction?

  Jock McKernan - Education Management Corp. — CEO

  Kelly, thanks for the question. Needless to say, we’re going to be providing a proxy to all of EDMC’s shareholders with all of that kind of detail that will be appropriate in describing the terms of the agreement, so we’re not prepared this morning to talk about that.

  Kelly Flynn - UBS — Analyst
  When is the proxy coming out, do you know?

  Jock McKernan - Education Management Corp. — CEO
  In the next few weeks.

  Kelly Flynn - UBS — Analyst
  Can I add another one since I didn’t get my answer? The Department of Education approval question, which I know a couple of people have touched on, can you just help us understand, is it reasonable to kind of look at those financial responsibility ratios and try to infer what those would be when you add the debt on? Or are there other things like, for example, are there letters of credit that need to be posted or anything kind of new that’s introduced to the situation as a result of it being a group of financial buyers coming in? Thanks.

  Jock McKernan - Education Management Corp. — CEO
  Good question. We don’t have an answer for that today accept that that will all be part of the pre-acquisition review process that we’ll be going through in the coming weeks. We’ll file that pre-acquisition review application and it will be looking at both the balance sheet as well as the P&L as the department goes through that process and the ownership structure that will ultimately determine their decision on both restrictions and any letters of credit that would be required.

  Kelly Flynn - UBS — Analyst
  Okay, thank you very much.

Operator
  Jeff Silber, Harris Nesbitt.

  Jeff Silber - Harris Nesbitt — Analyst
  Just wanted to follow up on the Department of Education approval process. And since you’ve had some initial conversations — and I know we’re still blazing trails here — but do you see them as the biggest stumbling block in this process? Once the Department of Education gives approval do you think it will be easier to get the accrediting agencies and state licensing approvals that you need?

  Jock McKernan - Education Management Corp. — CEO
  Well, I’ve always believed that the Department is really the key determinant of the higher education industry, as well they should be. And this is a big industry and there’s a lot of taxpayers’ money involved so they ought to be the ones that drive the process. And our history with them has been excellent and we’ve found that generally once a transaction has the imprimatur of the Department that most accrediting and other regulatory and state bodies take great comfort in that and that those approvals are fairly quickly forthcoming.

  Jeff Silber - Harris Nesbitt — Analyst

  Okay, great. And Jock, you had just mentioned earlier about Goldman and Providence having some of the international contact. Are there some specific geographic areas that you think you might be going into?

  Jock McKernan - Education Management Corp. — CEO
  The obvious ones, and this isn’t new to us. Bob was all over the world before I ever joined the Company talking to various potential partners on at least three continents. And we’ve continued that process and it’s just the obvious, it’s Asia, Latin America and Europe. And they have contacts in all three, so it gets down again to having an appropriate business plan and to look for the right partners and the right opportunities. And the more contacts you have worldwide with the kind of offices that these partners have in most of the important countries, that just gives us a real leg up as we start to look at our international opportunities.

  Jeff Silber - Harris Nesbitt — Analyst
  Okay, great. Thanks.

Operator
  [Eric Lauman], Bear Stearns.

  Eric Lauman - Bear Stearns — Analyst
  Congratulations on what looks like a very good transaction. A quick question though, just in terms of financing. I got on a little late so hopefully didn’t already cover this. The question is am I right in understanding the transaction is not conditioned in any way on financing? And if that is the case, is there some mechanism that often in these types of transactions if it’s not conditioned on financing the fee shops are on the hook for some of the RTML whether it be $50 million, $100 million or whatever so you have some assurance that they’ll close the transaction?

  Jock McKernan - Education Management Corp. — CEO
  We’ll the filing our merger agreement shortly and there is no financing out and there are break up fees.

  Eric Lauman - Bear Stearns — Analyst
  Thank you.

Operator
  Rick [Weber], Buckeye Capital.

  Rick Weber - Buckeye Capital — Analyst
  Following on that question, is there a commitment by the private equity shops that if the Department of Education wants to see more equity here and less debt will they put more money in?

  Jock McKernan - Education Management Corp. — CEO
  We don’t really want to get in I think at this point — you’ll be able to see the merger agreement when it gets filed and we feel very comfortable that this is a significant equity contribution. So that isn’t one of the concerns that anybody would have about this transaction when you look at this transaction compared to other leveraged buyouts with 40% equity. I think everybody’s going to be comfortable with that.

Operator
  Sam [Sabak], Quattro Global Capital.

  S.G. Telaforgotta - Quattro Global Capital — Analyst
  It’s S.G. [Telaforgotta] with Sam Sabak. You just mentioned that there’s no financing condition but there are break-up fees. Are there any circumstances under which the buyers would have to pay a break-up fee and can you just tell us what the amounts are on both sides?

  Jock McKernan - Education Management Corp. — CEO
  I think we’ll probably just wait until you see the details of the actual agreement, but there are break-up fees both from the seller and the buyer of failure to complete the transaction.

  S.G. Telaforgotta - Quattro Global Capital — Analyst
  Thanks and congratulations.

  Jim Sober - Education Management Corp. — VP, Finance
  Thanks everyone for participating on today’s call. I would like to turn it over to Jock for just a few last-minute comments.

  Jock McKernan - Education Management Corp. — CEO
  Thanks, Jim, and I just want to reiterate what I said at the beginning of the call and thank everybody for spending time with us, especially thank our investors who are on the call for having been wonderful investors and we look forward to continuing to work with you during this process until we get to the closing and to the various analysts who are on the call. You’ve always treated us incredibly fairly and we’ve enjoyed getting to know you and we consider ourselves to have been very fortunate to have had the kind of coverage that we’ve had. So again, thanks to everyone for being a part of the call.

Operator
  Ladies and gentlemen, that does conclude the EDMC conference call.